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                             LISTING OF SUBSIDIARIES


                   PLATO Learning, Inc. has two subsidiaries:

                                 1. PLATO, Inc.

                                 2. CyberEd, Inc.


                        PLATO, Inc. has two subsidiaries:

                        1. PLATO Learning (Canada), Inc.

                          2. PLATO Learning (UK), Ltd.